EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                               STOCK CORPORATION

                     Office of the Secretary of the State
30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-0470 / Rev. 07/01/2003

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                           Space For Office Use Only          Filing Fee $50.00




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1. NAME OF CORPORATION:

          KAMAN CORPORATION
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2. THE CERTIFICATE OF INCORPORATION IS (check A., B. or C.):

       A. AMENDED.
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       B. RESTATED.
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   X   C. AMENDED AND RESTATED.
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       The restated certificate consolidates all amendments into a single document.
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3. TEXT OF EACH AMENDMENT/RESTATEMENT (include date on which each amendment was approved):

   On June 7 and July 28, 2005, the Board of Directors approved an amendment and restatement of the Corporation's existing Amended and Restated Certificate of Incorporation, and recommended it for approval by the Shareholders. On October 11, 2005, the Shareholders approved the amendment and restatement of the Corporation's existing Amended and Restated Certificate of Incorporation, to read in its entirety as set forth on Exhibit A attached hereto, which includes the following amendments:

   1. ARTICLE FOURTH is amended to:
        (a) effect a recapitalization of the corporation's two existing classes of common stock into a single class of voting Common Stock, par value $1.00 per share and entitled to one vote per share (the "Common Stock"), such that each share of Class A Nonvoting Common Stock shall be redesignated as one share of Common Stock, and each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock, or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10;
        (b) reflect the retirement of previously issued and retired preferred stock; and
        (c) provide to the board of directors the flexibility to approve the issuance of preferred stock with no voting rights other than as required by law.

   2. ARTICLE SEVENTH is amended to:
        (a) provide for the indemnification of the corporation's officers and directors to the fullest extent permissible by law;
        (b) limit the personal liability of each director;
        (c) limit the size of the board of directors to a minimum of 3 and a maximum of 15 directors;
        (d) divide the board into three classes of directors serving staggered terms; and
        (e) limit the ability of the shareholders to remove directors to removal for cause and upon the affirmative vote of a majority of the shares entitled to vote.

   3. ARTICLE EIGHTH has been added to require a majority vote of the entire board of directors, or a supermajority vote of the voting stock, in order to amend, repeal or modify the corporation's bylaws.

   4. ARTICLE NINTH has been added to require a supermajority vote of the voting stock in order to amend certain provisions of the Certificate of Incorporation.

    (Please referene an 8 1/2 x 11 attachment if additional space is needed)
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4. VOTE INFORMATION (check A., B. or C.)

  X    A.  The resolution was approved by shareholders in the manner
----- required by sections 33-600 to 33-998 of the Connecticut General Statutes, and by the Certificate of Incorporation.

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       B.  The amendment was approved by the incorporators. No shareholders
-----      approval was required.

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       C.  The amendment was approved by the board of directors. No shareholder
-----      approval was required.

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                                  5. EXECUTION

                     Dated this third day of November, 2005

--------------------|-------------------------|---------------------------------
                    |                         |
                    | Chairman, President and |
   Paul R. Kuhn     | Chief Executive Officer |
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Print or type name  |  Capacity of signatory  |
   of signatory     |                         |           Signature
--------------------|-------------------------|---------------------------------
                                              | RETURN ACKNOWLEDGMENT TO:
                                              |
                                              | Patricia B. Chouinard, Paralegal
                                              | Shipman & Goodwin LLP
                                              | One Constitution Plaza
                                              | Hartford, Connecticut 06103-1919
                                              |
                                              |---------------------------------

                                   EXHIBIT A

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                               KAMAN CORPORATION

         The certificate of incorporation of Kaman Corporation, as amended to this date, is further amended and restated in its entirety to read as follows:

                                     FIRST

         The name of the corporation is Kaman Corporation (the "corporation").

                                     SECOND

         The principal office of the corporation is located in the Town of Bloomfield in the State of Connecticut.

                                     THIRD

         The nature of the business to be transacted and the purpose to be promoted or carried out by the corporation are to engage in any lawful business, act or activity for which corporations may be formed under the Connecticut Business Corporation Act, Chapter 601 of the Connecticut General Statutes (as the same may be amended from time to time, the "CBCA").

                                     FOURTH

         The authorized capital stock of the corporation is as follows:

         A.       General Authorization.

                           (1) Fifty Million (50,000,000) shares of Common
                  Stock of the par value of One Dollar ($1.00) per share, which, subject to any voting rights provided to holders of Preferred Stock at any time outstanding, will be entitled to vote on all matters with respect to which shareholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation, or upon which a vote of shareholders is otherwise duly called for by the corporation. At each annual or special meeting of shareholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder's name on the stock transfer records of the corporation; and

                           (2) Two Hundred Thousand (200,000) shares of
                  Preferred Stock of the par value of One Dollar ($1.00) per share. If so determined in accordance with Paragraph B of this Article Fourth, such class shall be entitled to vote only for the election of directors, with each share being entitled to one vote thereon, and such voting right of such class to be limited to the election of such number of directors (subject to the further limitations below) as may be established by application of the following formula:

                                    (a) If the number of issued and outstanding
                           shares of Preferred Stock is not more than one-fourth (1/4th) of the total number of authorized shares of such class, such number as will result in the election by such shares of one-tenth (1/10th) (to next lowest whole number) of the total number of directors then fixed;

                                    (b) If the number of issued and outstanding
                           shares of Preferred Stock is not more than one-half (1/2) of the total number of authorized shares of such class, one-fifth (1/5th) (to the next lowest whole number) of the total number of directors then fixed;

                                    (c) If the number of issued and outstanding
                           shares of Preferred Stock is not more than three-fourths (3/4ths) of the total number of authorized shares of such class, three-tenths (3/10ths) (to the next lowest whole number) of the total number of directors then fixed;

                                    (d) If the number of issued and outstanding
                           shares of Preferred Stock is more than three-fourths (3/4ths) of the total number of authorized shares of such class, two-fifths (2/5ths) (to the next lowest whole number) of the total number of directors then fixed;

                  provided, however, that notwithstanding anything herein to the contrary, (i) such voting right of such class shall be applicable only in the event that an arrearage in payment of dividends shall exist with respect to any series of Preferred Stock equal to six quarterly dividends on such series (or dividends otherwise payable over a period of 18 months in the case of any series, dividends on which are payable other than on a quarterly basis), (ii) any such right to elect directors shall cease upon the payment in full of any such arrearage or arrearages, and (iii) such voting right of such class, when applicable, shall not under any circumstances entitle the Preferred Stock to elect less than one (1) nor more than two
                  (2) directors.

         B.       Preferred Stock.

                           (1) The Board of Directors is authorized, subject to
                  the limitations prescribed by law and the provisions of this Paragraph B, to provide for the issuance of a class of Preferred Stock in series and by amending this Amended and Restated Certificate of Incorporation, as it may be amended or supplemented from time to time, by its own resolution solely, to establish the number of shares to be included in each such series and to fix the designation, terms, limitations, and relative rights and preferences of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                                    (a) The number of shares constituting that
                           series and the distinctive designation of that series;

                                    (b) The dividend rate on the shares of that
                           series and the times of payment thereof, whether dividends shall be cumulative and, if so, from which date or dates;

                                    (c) Whether or not the shares of that
                           series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                                    (d) Whether or not the shares of that
                           series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and sinking fund provisions, if any, providing for the redemption or purchase of shares of that series and the amount per share payable in case of redemption which amount may vary under different conditions and at different redemption dates; and

                                    (e) Whether or not that series shall have
                           voting rights, such voting rights, if any, to be the voting rights described in subparagraph (2) of Paragraph A of this Article Fourth.

                           (2) Dividends on outstanding shares of the class of
                  Preferred Stock shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on shares of Common Stock with respect to the same dividend period.

         C.       Recapitalization.

                           (1) As provided for in the Agreement dated as of
                  June 7, 2005, by and among the corporation and various other parties (the "Recapitalization Agreement"), upon the filing (the "Effective Time") of this Amended and Restated Certificate of Incorporation pursuant to the CBCA, each share of the corporation's Class A common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (the "Old Class A Common Stock") will become one share of validly issued, fully paid, and non-assessable Common Stock authorized by Paragraph A of this Article FOURTH without any action by the holder thereof.

                           (2) As provided for in the Recapitalization
                  Agreement, upon the Effective Time, (a) each share of the corporation's Class B common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (the "Old Class B Common Stock"), other than the shares of Old Class B Common Stock described in clause
                  (b) below, shall be reclassified as and converted and changed into 3.58 shares of validly issued, fully paid, and non-assessable Common Stock authorized by Paragraph A of this Article FOURTH and (b) each share of Old Class B Common Stock issued and outstanding immediately prior to the Effective Time and held by record holder(s) who have validly elected to accept the "Alternative Class B Stock Consideration" as to such shares of Old Class B Common Stock in accordance with the Recapitalization Agreement, shall be reclassified as and converted and changed into 1.84 shares of validly issued, fully paid, and non-assessable Common Stock authorized by Paragraph A of this Article FOURTH and an amount in cash equal to $27.10, in each case without any further action by the holder thereof. Notwithstanding anything to the contrary set forth herein, (x) in lieu of any fractional shares of Common Stock to which any holder of Old Class B Common Stock would otherwise be entitled pursuant to this Paragraph C (aggregating for this purpose all of the shares of Old Class B Common Stock owned of record by such shareholder), such shareholder shall be entitled to receive a cash payment equal to the closing price of the Old Class A Common Stock on the NASDAQ National Market on the last trading day occurring prior to the date on which the Effective Time occurs multiplied by such fraction, and (y) any cash payment to which any holder of Old Class B Common Stock would otherwise be entitled pursuant to this Paragraph C (aggregating for this purpose all of the shares of Old Class B Common Stock owned of record by such shareholder) shall be rounded down to the nearest cent.

                           (3) Each certificate that prior to the Effective
                  Time represented a share or shares of Old Class A Common Stock shall thereafter represent that number of shares of Common Stock which the share or shares of Old Class A Common Stock represented by such certificate shall have become in accordance with this Paragraph C, until such certificate is presented to the corporation or its transfer agent for transfer or reissue in which event the corporation or its transfer agent shall issue one or more stock certificates representing the appropriate number of shares of Common Stock. Each certificate that prior to the Effective Time represented a share or shares of Old Class B Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Class B Common Stock represented by such certificate shall have been reclassified and converted in accordance with this Paragraph
                  C. Any required cash payment under this Paragraph C as to any shares of Old Class B Common Stock will only be made following presentation to the corporation or its transfer agent of all the certificates held of record by the owner of such shares of Old Class B Common Stock.

         D.       No Preemptive Rights.

         There shall be no preemptive rights to purchase or subscribe for any unissued stock of the corporation. No shareholder shall be entitled as of right to purchase or subscribe for any unissued stock of the corporation, whether now or hereafter authorized or whether of a class now existing or of a class hereafter created, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other obligations convertible into stock of the corporation.

                                     FIFTH

         The amount of paid-in capital stock with which the corporation commenced business was Seven Thousand Dollars ($7,000).

                                     SIXTH

         The duration of this corporation is unlimited.

                                    SEVENTH

         The following provisions are for the regulation of the business of the corporation and for the purpose of defining and regulating the powers of the corporation and its officers, directors and shareholders:

         A.       Issuance of Authorized Capital Stock.

         The Board of Directors is hereby authorized and empowered to issue from time to time all or any part of the shares of the unissued authorized capital stock of the corporation, as then constituted, for such consideration, not less than par, as is permissible under the CBCA, and, upon receipt of such consideration by the corporation, all shares of the capital stock of this corporation so issued shall be deemed fully paid and nonassessable and the holders of such shares shall not be liable thereunder to this corporation or its creditors.

         B.       Indemnification of Directors and Officers.

         Each director and officer of the corporation shall be indemnified by the corporation against Liabilities, as defined in Section 33-770 of the CBCA, incurred by him or her in connection with any Proceeding, as defined in Section 33-770 of the CBCA, to which he or she may be made a party by reason of being or having been a director or officer of the corporation to the fullest extent permitted by the CBCA. The foregoing right of indemnification shall not be exclusive of other rights to which he or she may be entitled.

         C.       Limitation of Personal Liability.

         The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the corporation during the calendar year in which the violation occurred (and if the director received no such compensation from the corporation during the calendar year of the violation, such director shall have no liability to the corporation or its shareholders for breach of duty) if such breach did not:

                  (1) involve a knowing and culpable violation of law by the director;

                  (2) enable the director or an associate, as defined in
         Section 33-840 of the CBCA, to receive an improper personal economic gain;

                  (3) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation;

                  (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or

                  (5) create liability under Section 33-757 of the CBCA.

         Any repeal or modification of this Paragraph C shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         Nothing contained in this Paragraph C shall be construed to deny to the directors of the corporation any of the benefits provided by subsection (d) of Section 33-756 of the CBCA.

         D.       Board of Directors.

                  (1) Number. Subject to the rights of any holder of any class or series of Preferred Stock, the Board of Directors shall consist of not less than three or more than 15 members, the exact number of which shall be fixed from time to time by the Board of Directors.

                  (2) Classes. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2006 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 2007 annual meeting of shareholders; and the term of the initial Class III directors shall terminate on the date of the 2008 annual meeting of shareholders. At each succeeding annual meeting of shareholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned by the affirmative vote of a majority of the entire Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected by the shareholders at an annual meeting of shareholders to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

                  (3) Term. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  (4) Vacancies. Any vacancy on the Board of Directors, however resulting, may be filled by the shareholders, or by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, provided, that the term of a director elected by the directors or the sole remaining director expires at the next meeting of shareholders at which directors are elected.

                  (5) Removal. Any director may be removed from office but only for cause and only if the number of votes cast by holders of shares entitled to vote for the election of directors in favor of the removal of such director exceeds the number of votes cast by such shareholders against the removal of such director and only at a meeting of shareholders called for the purpose of such removal, the notice for which states that the purpose or one of the purposes of the meeting is the removal of such director.

                  (6) Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of shareholders, the election, terms of office, filling of vacancies, removal of directors and other features of the directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

                                     EIGHTH

         In furtherance and not in limitation of the powers conferred by statute, a majority of the entire Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the corporation. As used in this Article EIGHTH, the term "entire Board of Directors" means the total number of directors which the corporation would have, as fixed by the Board of Directors under Paragraph D of Article SEVENTH of this Amended and Restated Certificate of Incorporation, if there were no vacancies. In addition, the Bylaws of the corporation may be amended, altered, repealed, or rescinded by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of all capital stock of the corporation which by its terms may be voted on all matters submitted to shareholders of the corporation generally, voting together as a single class at a duly called meeting of the shareholders of the corporation.

                                     NINTH

         Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all capital stock of the corporation which by its terms may be voted on all matters submitted to shareholders of the corporation generally, voting together as a single class at a duly called meeting of the shareholders of the corporation, shall be required to amend, alter, repeal, rescind or adopt any provision inconsistent with Articles SEVENTH and EIGHTH of this Amended and Restated Certificate of Incorporation and this Article NINTH.